EXECUTION VERSION

MEMBERSHIP INTEREST PURCHASE AGREEMENT

dated as of July 4, 2007

by and among

GRYPHON GOLD CORPORATION, a Nevada corporation

and

GERALD W. BAUGHMAN, an individual

FABIOLA BAUGHMAN, an individual

with respect to all outstanding
limited liability company interests of

NEVADA EAGLE RESOURCES LLC, a Nevada limited liability company

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ARTICLE IV COVENANTS OF SELLERS		13
4.01	Regulatory and Other Approvals	14
4.02	Investigation by Purchaser	14
4.03	Conduct of Business	14
4.04	Certain Restrictions	15
4.05	No Solicitation	15
4.06	Notification	15
4.07	Audited Financial Statements	15
4.08	Fulfillment of Conditions	16

ARTICLE V COVENANTS OF PURCHASER		16
5.01	Regulatory and Other Approvals	16
5.02	Employee Matters	16
5.03	Fulfillment of Conditions	17
5.04	Notification	17
5.05	First Right of Repurchase of Abandon Claims	17
5.06	SEC Registration	17

ARTICLE VI CONDITIONS TO OBLIGATIONS OF PURCHASER		21
6.01	Representations and Warranties	21
6.02	Performance	21
6.03	Sellers' Certificates	21
6.04	Other Documents	21
6.05	Orders and Laws	21
6.06	Regulatory Consents and Approvals	21
6.07	Third Party Consents	21
6.08	Lock-up Agreement	21
6.09	Non-Compete Agreement	21
6.10	Employment Agreement	22

ARTICLE VII CONDITIONS TO OBLIGATIONS OF SELLERS		22
7.01	Representations and Warranties	22
7.02	Performance	22
7.03	Orders and Laws	22
7.04	Regulatory Consents and Approvals	22
7.05	Third Party Consents	22

ARTICLE VIII TAX MATTERS		22
8.01	Income Tax Matters	22
8.02	Other Tax Matters	23
8.03	Allocation of Purchase Price	24

ARTICLE IX SURVIVAL; NO OTHER REPRESENTATIONS		24
9.01	Survival of Representations and Warranties	24
9.02	No Other Representations	24

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ARTICLE X INDEMNIFICATION		24
10.01	Indemnification	24

ARTICLE XI TERMINATION		25
11.01	Termination	25
11.02	Effect of Termination	26

ARTICLE XII DEFINITIONS		26
12.01	Definitions	26

ARTICLE XIII MISCELLANEOUS		31
13.01	Notices	31
13.02	Entire Agreement	32
13.03	Expenses	32
13.04	Public Announcements	32
13.05	Confidentiality	32
13.06	Construction	33
13.07	Waiver	33
13.08	Amendment	34
13.09	No Third Party Beneficiary	34
13.10	No Assignment; Binding Effect	34
13.11	Further Assurances	34
13.12	Headings	34
13.13	Invalid Provisions	34
13.14	Jurisdiction and Venue and Governing Law	35
13.15	Counterparts	35

EXHIBITS

EXHIBIT A	Form of Convertible Note
EXHIBIT B	Form of Employment Agreement
EXHIBIT C	Form of Certificate of Sellers
EXHIBIT D	Form of Lock-Up Agreement
EXHIBIT E	Form of Non-Compete Agreement

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SCHEDULES

Schedule	Description
1.04	Tax Allocation
2.04	Capitalization of Nevada Eagle Resources LLC
2.05	Company - Consents
2.06	Company - Regulatory Consents
2.08	Company Financial Information Disclosure
2.09	Company Tax Disclosure
2.10	Company Legal Proceedings
2.11	Company Compliance with Laws and Orders
2.13	Company Mining and Real Property Interests
2.15	Company Contracts
2.18	Company Environmental Matters
2.19	Company Permits
2.20	Company Insurance Policies
2.21	Company Bonds
3.03	Purchaser Conflicts and Consents
3.04	Purchaser Government Approvals and Filings
4.05	Restrictions on Changes to Company
Certificate of Formation or LLC Agreement
6.08	Purchaser Third Party Consents
7.05	Seller Third Party Consents

-iv-

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AGREEMENT dated as of July 4, 2007 is made and entered into by and among Gryphon Gold Corporation, a Nevada corporation (''Purchaser''), and Gerald W. Baughman, an individual, and Fabiola Baughman, an individual and together with Gerald W. Baughman, husband and wife (jointly, the ''Sellers'' and individually referred to herein as ''Seller'') and Nevada Eagle Resources LLC, a Nevada limited liability company (''Nevada Eagle'' or the ''Company'').  Capitalized terms not otherwise defined herein have the meanings set forth in Section 12.01.

WHEREAS, Sellers own all of the outstanding common limited liability company interests of the Company, such interests being referred to herein as the ''Interests''; and

WHEREAS, Sellers possess, through either direct mineral claims or leases to direct mineral claims, certain mineral properties within the State of Nevada, including but not limited to the unpatented mining claims described in Part 1 of Schedule 2.13 (''Mining Claims'') and the State of Nevada mineral leases more particularly described in Part 2 of Schedule 2.13 (''State Leases'').  The Mining Claims and State Leases are collectively referred to herein as the ''Mining Properties.''

WHEREAS, Sellers have agreed to convey title to all of their base metal and precious metal mineral claims to Nevada Eagle;

WHEREAS, Sellers desire to sell, and Purchaser, directly or through a wholly-owned entity, desires to purchase, the Interests on the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
SALE OF INTERESTS AND CLOSING

1.01

    Purchase and Sale.  Sellers agree to sell to Purchaser, and Purchaser, directly or through a wholly-owned entity, agrees to purchase from Sellers, all of the right, title and interest of Sellers in and to the Interests at the Closing on the terms and subject to the conditions set forth in this Agreement.

1.02

    Purchase Price.  The aggregate purchase price for the Interests (the ''Purchase Price'') is:

(a)

a cash payment of U.S.$2,500,000 directly to Sellers payable at Closing (the ''Cash Payment'') by wire transfer of immediately available funds as set forth in Section 1.04, less any Pre-Paid Adjustment as set forth in Section 1.05;

(b)

Four Million Five Hundred Thousand (4,500,000) shares of common stock in the capital of the Purchaser (the ''Common Shares'') delivered at Closing;

(c)

convertible promissory note in the principal amount of US$5,000,000, due March 30, 2010 (the ''Convertible Note''), delivered at  Closing in substantially the form attached hereto as Exhibit A.  The Convertible Note will be convertible, at the option of the Sellers, into Common Shares as follows: (a) during the first 12 months of the Convertible Note's term, at $1.00 (the ''Conversion Price''); (b) during the second 12 months of the Convertible Note's term, at 125% of the Conversion Price; (c) after the first 24 months of the Convertible Note's term, at 150% of the Conversion Price; and (d) if not converted until March 30, 2010, then at 175% of the Conversion Price; and

(d)

remittance of all revenues of Nevada Eagle (payable in cash. stock, or other consideration) calculated to be received and received on the Assets and Properties from January 1, 2007 through midnight on December 31, 2007 (the ''Seller Remittances''), and the Parties agree to make remittance adjustments pursuant to Section 1.04(b).  After midnight on December 31, 2007, Purchaser will be entitled to all revenues payable on the Assets and Properties which accrue after December 31, 2007.  Cash held by the Company on the Closing Date and not distributed to Sellers pre-closing will be distributed to Sellers at Closing.

1.03

    Closing.  The Closing will take place at the offices of Dorsey & Whitney LLP, 370 17th Street, Suite 4700, Denver, CO 80202, or at such other place as Purchaser and Sellers mutually agree, at 10:00 a.m. local time, on the Closing Date.  At the Closing, Purchaser will pay deliver the Common Shares as set forth in Section 1.02(b) and Convertible Note as set forth in Section 1.02(c).  Simultaneously, Sellers will assign and transfer to Purchaser all of Sellers' right, title and interest in and to the Interests by delivering to Purchaser a certificate or other document evidencing the transfer of the Interests.  At the Closing, there shall also be delivered to Sellers and Purchaser the certificates to be delivered under Articles VI and VII

1.04

Payment and Allocation.

(a)

At Closing, Purchaser shall deliver to Sellers (a) the Common Shares as set forth in Section 1.02(b) and Convertible Note as set forth in Section 1.02(c) and (b) the Cash Payment as set forth in Section 1.02(a), allocated between the Sellers as set forth on Schedule 1.04, by wire transfer of immediately available funds to the accounts designated by Sellers.

(b)

Payment of Seller Remittances.  On or before the tenth Business Day after each month following the Closing Date and continuing until all Seller Remittances have been paid, Purchaser shall prepare and deliver to Seller an unaudited statement of Seller Remittances (including payments in cash, stock, or other consideration) setting forth any and all consideration paid to the Company from the Closing Date through midnight on December 31, 2007 (the ''Seller Remittance Statement'') prepared (to the fullest extent possible) in accordance with U.S. GAAP.  Purchaser shall pay Seller Remittances with the delivery of each monthly payment Seller Remittance Statement.  The Purchaser shall cause the Company to provide Sellers and their representatives such access to the Books and Records of the Company as may be reasonably required to enable Sellers to timely review the Seller Remittance Statement as contemplated hereunder.

(c)

Review of Seller Remittance Statement.  Upon receipt of each Seller Remittance Statement, Purchaser shall have the right of reasonable access to the records, work sheets and other materials used by Purchaser in preparing the Seller Remittance Statement.  In the event Seller objects to the Seller Remittance Statement, Seller shall notify Purchaser in writing of such objection, specifically setting forth the nature of such objection, within fifteen (15) Business Days following delivery of the Seller Remittance Statement.  Upon receipt by Purchaser of Sellers' written objection, the parties shall attempt in good faith to resolve any disputes with respect to the Seller Remittance Statement for a period of twenty (20) days and if they have been unable to resolve such disputes, then the disputes shall be submitted to the Independent Accountant for final and binding resolution.

1.05

    Pre-Paid Adjustment to Purchase Price.

(a)

On or before the tenth Business Day after the Closing Date, Sellers shall prepare and deliver to Purchaser an unaudited statement of prepaid accounts, royalty interests and other pre-paid accruals of the Company (including payments in cash, stock, or other consideration)on the Assets and Properties (the ''Pre-Paid Adjustments'') setting forth any and all consideration paid to the Company prior to the Closing Date for amounts payable after December 31, 2007 (the ''Closing Prepaid Statement'') prepared (to the fullest extent possible) in accordance with U.S. GAAP.  The Purchaser shall cause the Company to provide Sellers and their representatives such access to the Books and Records of the Company as may be reasonably required to enable Sellers to timely prepare the Closing Prepaid Statement as contemplated hereunder.

(b)

Review of Closing Prepaid Statement.  Upon receipt of the Closing Prepaid Statement, Purchaser shall have the right of reasonable access to the records, work sheets and other materials used by Sellers in preparing the Closing Prepaid Statement.  In the event Purchaser objects to the Closing Prepaid Statement, Purchaser shall notify Sellers in writing of such objection, specifically setting forth the nature of such objection, within fifteen (15) Business Days following delivery of the Closing Prepaid Statement.  Upon receipt by Sellers of Purchaser's written objection, the parties shall attempt in good faith to resolve any disputes with respect to the Closing Prepaid Statement for a period of twenty (20) days and if they have been unable to resolve such disputes, then the disputes shall be submitted to the Independent Accountant for final and binding resolution.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers and the Company, jointly and severally, hereby make to the Purchaser the representations and warranties contained in this Article II.  Subject to the foregoing and to the other terms and conditions hereof, except as set forth on the Company Disclosure Schedule:

2.01

    Existence of Sellers.  Each Seller has all requisite capacity, power and authority to execute and deliver this Agreement and to perform his or her obligations hereunder and to consummate the transactions contemplated hereby, including without limitation to own, hold, sell and transfer (pursuant to this Agreement) the Interests owned by him or her.

2.02

    Authority.  This Agreement has been duly and validly executed and delivered by each Seller and constitutes a legal, valid and binding obligation of each Seller enforceable against each Seller in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors rights or general principles of equity.

2.03

    Existence of the Company.  The Company is a limited liability company duly organized and validly existing under the Laws of the State of Nevada, and has all requisite limited liability company power and authority to conduct its business, which is focused on base metal and precious metal mineral assets, as it is now conducted.  The Company is duly qualified, licensed or admitted to do business in the State of Nevada, which is the only jurisdictions in which the nature of its business or the ownership of properties makes such qualification, licensing or admission necessary.  This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors rights or general principles of equity.  Sellers have prior to the execution of this Agreement made available to Purchaser true and complete copies of the Articles of Organization and Operating Agreement of the Company as in effect on the date hereof.  The Company has no subsidiaries nor does it own any stock, partnership interest, joint venture interest or any other security or ownership interest issued by any other corporation, organization or entity.

2.04

    Capitalization.  The outstanding equity capital of the Company consists of the Interests as set forth in Schedule 2.04.  Sellers own the Interests, beneficially and of record, free and clear of all Liens.  Except for the Interests, there are no other members' ownership interests or other securities in the Company.  The delivery of the assignment of Interests at the Closing in the manner provided in Section 1.03 will transfer to Purchaser good and valid title to the Interests, free and clear of all Liens other than Liens created or suffered to exist by Purchaser.  There are no other agreements, subscriptions, warrants, option conversion rights or other rights, agreements or arrangements which provide for the issuance or sale of Interests or other securities by the Company.

2.05

    No Conflicts.  The execution and delivery by Sellers and the Company of this Agreement does not, and the performance by Sellers of their respective obligations under this Agreement and the consummation of the transactions contemplated hereby will not:

(a)

subject to obtaining the consents, approvals and actions, making the filings and giving the notices disclosed in Schedule 2.06, conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to Sellers or the Company or any of their respective Assets and Properties (other than such conflicts, violations or breaches  which are not in the aggregate reasonably expected to adversely affect the validity or enforceability of this Agreement ; or

(b)

except as disclosed in Schedule 2.05 (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require Sellers or the Company to obtain any material consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of (except as may be required by Section 2.06 hereof), (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, or (v) result in the creation or imposition of any Lien upon Sellers or the Company or any of their respective Assets and Properties under, any Contract or License to which Sellers or the Company is a party or by which any of their respective Assets and Properties are bound.

2.06

    Governmental Approvals and Filings.  Except as disclosed in Schedule 2.06, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of Sellers or the Company is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, except where the failure to obtain any such consent, approval or action, to make any such filing or to give any such notice would not adversely affect the ability of Sellers to consummate the transactions contemplated by this Agreement or to perform its obligations hereunder.

2.07

    Books and Records.  The minute books and other similar records of the Company as made available to Purchaser prior to the execution of this Agreement contain a true and complete record, in all material respects, of all material action taken at all meetings and by all written consents in lieu of meetings of the members and the board of managers.

2.08

    Financial Records and Conditions.  (a)  Prior to the execution of this Agreement, Sellers have made available to Purchaser true and complete copies of the unaudited financial records of Nevada Eagle from inception through June 30, 2007.  Except as set forth in the notes thereto and as disclosed in Schedule 2.08, all such financial records and fairly present in all material respects the consolidated financial condition and statement of operations of the Company as of the respective dates thereof and for the respective periods covered thereby.

(a)

Except for the execution and delivery of this Agreement and the transactions to take place pursuant hereto on or prior to the Closing Date and as disclosed in Schedule 2.08, since June 30, 2007 the business of the Company has been operated in all material respects in the ordinary course and there has not been any material adverse change in the Business or Condition of the Company, other than those occurring as a result of general economic or financial conditions or other developments which are not unique to the Company but also affect other Persons who participate or are engaged in the lines of business in which the Company participates or is engaged.

2.09

    Taxes.       (a) The Company or the Sellers, individually or jointly, has or have filed all Tax Returns (including Other Tax Returns) required to be filed or sent by it in respect of any Taxes.  All such Tax Returns (including Other Tax Returns) were complete and correct in all respects.  All Taxes due and owing by the Company and the Sellers, individually or jointly, as applicable (whether or not shown on any Tax Return) have been paid.

(a)

Schedule 2.09 lists all Tax Returns (including Other Tax Returns) filed by the Company for taxable periods ending on or after December 31, 2006, indicates those Tax Returns (including Other Tax Returns) that have been audited, and indicates those Tax Returns (including Other Tax Returns) that currently are the subject of audit.

(b)

Except as disclosed in Schedule 2.09, the Company has not waived any statute of limitations in respect of Income Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency for any taxable period.

(c)

Except as disclosed on Schedule 2.09, the Company is, and has been, from the date of its organization through the Closing, a disregarded entity for federal Income Tax purposes, no election has ever been filed to cause the Company to be taxed as a corporation for federal or state Income Tax purposes, and the Company has not taken any position contrary to such treatment.  Sellers each have, through the Closing Date, treated the Company as a disregarded entity for federal Income Tax purposes and has not taken any position contrary to such treatment.  As of the time of Closing, the Company has properly withheld state and federal employment and other Taxes, if any, which the Company is required to withhold with respect to payments made in connection with other payments which are due at or before Closing, and has paid over to each taxing authority any Taxes which were required to be paid over with respect to such payments.

(d)

All Taxes of the Company have been paid or accrued on the Company's June 30, 2007 financial records, together with any interest or penalties thereto, and all Taxes imposed on the activities and/or receipts of the Company prior to the Closing Date or with respect  to the ownership or acquisition of Assets prior to or on the Closing which will not have been paid as of the Closing Date will be recorded, in full, on the Closing Date Balance Sheet.

2.10

Legal Proceedings.  Except as disclosed in Schedule 2.10 or in Section 2.18:

(a)

there are no Actions or Proceedings pending or, to the Knowledge of Sellers and the Company, threatened against, relating to or affecting Sellers or the Company or any of their respective Assets and Properties; and

(b)

there are no Orders outstanding against the Company.

2.11

Compliance With Laws and Orders.  Except as disclosed in Schedule 2.11 or in Schedule 2.18, neither Sellers nor the Company is in violation of or in default under any Law or Order applicable to Sellers or the Company or any of their respective Assets and Properties.

2.12

Benefits Plans; ERISA.  (a)   The Company has no Benefits Plans.

2.13

Real Property and Mining Properties.

(a)

Schedule 2.13 lists all Mining Properties and all real property interests owned or leased by the Company and all surface use and lease agreements relating to the operation of the Company as of the date hereof (collectively, the ''Real Property'').  The Company is, or before the Closing will be, the record title and beneficial owner of the interests set forth on Schedule 2.13 in and to the Mining Properties, subject only to the paramount rights of the United States, as to the unpatented mining claims and Permitted Liens.

(b)

The Company has such title or leasehold interest to all other Real Property as is necessary to permit the operation of such properties in the ordinary course of business, consistent with industry standards and substantially in the manner such properties are operated by the Company as of the date hereof, free and clear of any and all Liens (other than Permitted Liens).  With respect to the leases and agreements listed on Schedule 2.13, each lease or agreement is in full force and effect as against the Company, and there is not any existing breach or default by the Company, or to the Knowledge of Sellers and the Company, by any other party thereto in relation to any such lease or agreement.  To the Knowledge of Sellers and the Company, no actual or proposed condemnation, requisition or taking by any Governmental Authority of any portion of the Real Property is pending or threatened.  The Company and each of the Sellers have provided Purchaser with recording data with respect to deeds, easements, or other documents which bear upon the Company's title to the Real Property and with copies of all such documents in the Company's or Sellers' possession or control.

(c)

The Company owns marketable record title to the Mining Properties.  Subject to the paramount title of the United States, rights granted by United States to third parties, and the rights of third parties to use the surface of the Mining Claims pursuant to applicable Law, the Sellers own the Mining Claims free and clear of any encumbrances except as otherwise described on Schedule 2.13, and (i) the Mining Claims were properly laid out and monumented; (ii) location notices and certificates were properly recorded and filed with appropriate governmental agencies; (iii) all Federal annual mining claim maintenance fees, except to the extent excluded by the small miner exceptions, have been paid in a manner required by Law in order to maintain the Mining Claims through September 1, 2007; and (iv) evidence of payment of governmental fees, and other filings required to maintain the Mining Claims in good standing through the current assessment year have been properly and timely recorded or filed with appropriate governmental agencies.

(d)

Except as set forth on Schedule 2.13, there are no adverse claims or challenges against or to the ownership of or title to the Mining Properties or any portion thereof, nor is there any basis therefore.

(e)

Except as set forth on Schedule 2.13, there are no outstanding agreements or options to acquire or purchase the Mining Properties or any portion thereof or interest therein.

(f)

Except as set forth on Schedule 2.13, the Company and each of the Sellers represent that no person has any royalty or other interest whatsoever in production or profits from the Mining Properties or any portion thereof, except as provided in the State Leases.

(g)

Except as set forth on Schedule 2.13, the Company and each of the Sellers represent that no surface activities have been conducted by Sellers on the Mining Properties that have resulted in unreclaimed surface disturbances subject to reclamation and rehabilitation obligations and that such surface activities, if any, have been properly completed in compliance with all applicable Laws.

2.14

Personal Property.    The Company has no Fixed Assets or owned or leased Personal Property.

2.15

Contracts.  (a) Schedule 2.15 contains a true and complete list of each of the following Contracts to which the Company is a party:

(i)

all Contracts with any Person containing any provision or covenant prohibiting or materially limiting the ability of the Company to engage in any business activity or compete with any Person or prohibiting or materially limiting the ability of any Person to compete with the Company;

(ii)

all partnership, joint venture, members' or other similar Contracts with any Person;.

(iii)

all Contracts relating to Indebtedness of the Company in excess of $10,000;

(iv)

all Contracts relating to (A) the future disposition or acquisition of any Assets and Properties, other than dispositions or acquisitions in the ordinary course of business, and (B) any merger or other business combination; and

(v)

all Contracts between or among the Company, on the one hand, and Sellers, any officer, director or Affiliate (other than the Company) of Sellers, on the other hand.

(vi)

all material Contracts with vendors.

(b)

Except as may be disclosed on Schedule 2.15, each Contract required to be disclosed in Schedule 2.15 is in full force and effect and constitutes a legal, valid and binding agreement of the Company, enforceable in accordance with its terms against the parties thereto, and, to the Knowledge of Sellers and the Company, of each other party thereto, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights or general principles of equity.  Except as disclosed in Schedule 2.15, to the Knowledge of Sellers and the Company, neither the Company nor any other party to such Contract is in violation or breach of or default under any such Contract (or with notice or lapse of time or both, would be in violation or breach of or default under any such Contract).

2.16

Intellectual Property.  The Company has no material patents, trademarks, service marks, trade names, copyrights and applications therefor owned by or registered in the name of the Company as of the date hereof.

2.17

Labor Relations.  No employee of the Company is presently a member of a collective bargaining unit and, to the Knowledge of Sellers and the Company, there are no threatened or contemplated attempts to organize for collective bargaining purposes any of the employees of the Company.  There has been no work stoppage, strike or other concerted action by employees of the Company.

2.18

Environmental Matters.

(a)

Except as disclosed in Schedule 2.18(a), the Company is in material compliance with all applicable Environmental Laws and the Company has not received any written notice of violation, cessation order, notice of fine or penalty, notice of proposed assessment or other written notice from any Governmental or Regulatory Authority that the Company is not in compliance with any Environmental Laws.

(b)

Except as disclosed in Schedule 2.18(b), there have been no Releases of Hazardous Materials on, in, under, over or in any way affecting the Real Property or the Company, except (i) in accordance with a valid Permit, or (ii) for such Releases that are not required to be reported or remediated under applicable Environmental Law.

(c)

Except as disclosed in Schedule 2.18(c), the Real Property is not or has not been used to produce, manufacture, process, generate, store, use, handle, recycle, treat, dispose of, manage, ship or transport Hazardous Materials, except in accordance with applicable Environmental Law.

(d)

Except as disclosed in Schedule 2.18(d), the Company has not received notice from any Governmental or Regulatory Authority that it is a ''potentially responsible party'' under Section 107 of CERCLA for any matter that relates to the Real Property or to the Business or Condition of the Company.

(e)

Except as disclosed in Schedule 2.18, during the past two years there have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by, or that are in the possession of during the past two years, the Company in relation to any site or facility now or previously owned, operated or leased by the Company that have not been made available to Purchaser prior to the execution of the Agreement.

2.19

Licenses, Permits, Approvals.  The Company possesses all licenses, permits and governmental approvals and authorizations (''Permits'') which are required in order to operate its business as currently operated, other than those which the failure to possess is not reasonably expected to have a material adverse effect on the Business or Condition of the Company.  Schedule 2.19 lists all Permits possessed by the Company and each Permit listed in Schedule 2.19 is in full force and effect according to the materials terms of each such Permit.

2.20

Insurance. The Company has no policies of fire, liability, or other material forms of third-party insurance issued in the name of the Company, including amounts of coverage thereof and expiration dates.

2.21

Bonds. The Company has no guarantees, indemnities, letters of credit, letters of comfort, surety bonds, self-bonds, performance bonds, reclamation bonds and other obligations obtained or issued by Sellers or the Company or their Affiliates for the benefit of the Company.

2.22

Brokers.  All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Sellers directly with Purchaser without the intervention of any Person on behalf of Sellers in such manner as to give rise to any valid claim by any Person against Purchaser, or the Company for a finder's fee, brokerage commission or similar payment.

2.23

Absence of Undisclosed Liabilities.  The Company has no material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether known or unknown, and regardless of when asserted) arising out of transactions or events heretofore entered into, or any action or inaction, or any state of facts existing, with respect to or based upon transactions or events heretofore occurring.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Sellers as follows:

3.01

    Corporate Existence.  Each of Purchaser and Borealis Mining Company (the ''Subsidiary'') is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Nevada, and has all requisite corporate power and authority to conduct its business as it is now conducted.  The Company is duly qualified, licensed or admitted to do business in each jurisdiction in which the nature of its business or the ownership of properties makes such qualification, licensing or admission necessary.  Subsidiary is the only subsidiary of the Purchaser.  Purchaser owns all of the capital stock of such Subsidiary free and clear of liens, and all the issued and outstanding shares of capital stock of the Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights

3.02

    Authority.  The execution and delivery by Purchaser of this Agreement, and the performance by Purchaser of its obligations hereunder, have been duly and validly authorized by the Board of Directors of Purchaser, no other corporate action on the part of Purchaser or its stockholders being necessary.  This Agreement has been duly and validly executed and delivered by Purchaser and constitutes a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights or general principles of equity.

3.03

    No Conflicts.  The execution and delivery by Purchaser of this Agreement, the performance by Purchaser of its obligations under this Agreement, and the consummation of the transactions contemplated hereby does not and will not:

(a)

conflict with or result in a violation or breach of any of the terms, conditions or provisions of the articles of incorporation or by-laws (or other comparable formation document) of Purchaser;

(b)

subject to obtaining the consents, approvals and actions, making the filings and giving the notices disclosed in Schedule 3.04 hereto, conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to Purchaser or any of its Assets and Properties; or

(c)

except as disclosed in Schedule 3.03 hereto or the SEC Reports, (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require Purchaser to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, or (iv) result in the creation or imposition of any Lien upon Purchaser or any of its Assets or Properties under, any Contract or License to which Purchaser is a party or by which any of its Assets and Properties is bound.

3.04

    Governmental Approvals and Filings.  Except as disclosed in Schedule 3.04 hereto, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of Purchaser is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, except where the failure to obtain any such consent, approval or action, to make any such filing or to give any such notice would not adversely affect the ability of Purchaser to consummate the transactions contemplated by this Agreement or to perform its obligations hereunder.

3.05

    SEC Filings.  Purchaser has filed all reports required to be filed by it under the Securities Act of 1933, as amended (the ''Securities Act'') and the Securities Exchange Act of 1934 (the ''Exchange Act''), including pursuant to Section 13(a) or 15(d) of the Exchange Act, for the two years preceding the date hereof (the foregoing materials, including the exhibits thereto, being collectively referred to herein as the ''SEC Reports'' and, together with the Disclosure Schedules to this Agreement, the ''Disclosure Materials'') on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension.  As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC promulgated thereunder, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Except for the execution and delivery of this Agreement and the transactions to take place pursuant hereto on or prior to the Closing Date and as disclosed in the SEC Reports, since March 31, 2007 the business of Purchaser has been operated in all material respects in the ordinary course and there has not been any material adverse change in the Business or Condition of Purchaser, other than those occurring as a result of general economic or financial conditions or other developments which are not unique to Purchaser but also affect other Persons who participate or are engaged in the lines of business in which Purchaser participates or is engaged.

3.06

    Financial Statements.  The financial statements of Purchaser included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing.  Such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (''GAAP''), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of Purchaser and its consolidated Subsidiary as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal year-end audit adjustments.

3.07

    Capitalization.  Purchaser's annual report on Form 10-KSB discloses Purchaser's authorized capital as of March 31, 2007, including outstanding options, warrants, script rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire, any Common Shares, or contracts, commitments, understandings or arrangements by which Purchaser is or may become bound to issue additional Common Shares or common stock equivalents.  All of the outstanding shares of common stock of Purchaser have been duly and validly authorized and issued and are fully paid and non-assessable.  The Common Shares, Convertible Note and Common Shares issuable upon conversion of the Convertible Note (the ''Conversion Shares'') are duly authorized and, when issued and paid for in accordance with this Purchase Agreement and ancillary transaction documents (together, the ''Transaction Documents''), will be duly and validly issued, fully paid and non-assessable.  Purchaser has reserved from its duly authorized capital stock the maximum number of shares of its common stock issuable pursuant to this Agreement and the Convertible Note.  No person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Transaction Documents.  The issue and sale of the Common Shares, Convertible Note and Conversion Shares will not obligate Purchaser to issue Common Shares or other securities to any person (other than Sellers) and will not result in a right of any holder of Purchaser securities to adjust the exercise, conversion, exchange or reset price under such securities.

3.08

    Controls and Procedures.  Purchaser included in its Form 10-KSB for the fiscal year ended March 31, 2007, the certificates of Purchaser's principal executive officer and principal financial officer under Rule 13a-14(a) of the Exchange Act and the disclosures required under Items 307 and 308T of Regulation S-B.  Since March 31, 2007, there have been no significant changes in Purchaser's internal control over financial reporting that have materially affected, or are reasonably likely to materially affect, Purchaser's internal control over financial reporting.

3.09

    Property.  Purchaser's SEC Reports accurately all real property owned by Purchaser and Subsidiary, material to the business of Purchaser and the Subsidiary, taken as a whole, and except as otherwise described in the SEC Reports, Purchaser and Subsidiary hold good and marketable title or leasehold interest to such real property, subject to paramount rights of the United States, in each case free and clear of all liens, except for Permitted Liens; liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by Purchaser and the Subsidiary; liens for the payment of federal, state or other taxes, the payment of which is neither delinquent nor subject to penalties.  Any real property and facilities held under lease by Purchaser and the Subsidiary are held by them under valid, subsisting and enforceable leases with which Purchaser and the Subsidiary are in material compliance.

3.10

Legal Proceedings.  Except as otherwise disclosed in the Purchaser's SEC Reports, there are no Actions or Proceedings pending or, to the knowledge of Purchaser, threatened against, relating to or affecting Purchaser or any of its Assets and Properties that would result in the issuance of any Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

3.11

Insurance.  Purchaser and the Subsidiary are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which Purchaser and the Subsidiary are engaged.  Neither Purchaser nor any Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

3.12

Taxes.  Purchaser has filed all Tax Returns (including Other Tax Returns) required to be filed or sent by it in respect of any Taxes.  All such Tax Returns (including Other Tax Returns) were complete and correct in all respects.  All Taxes due and owing by Purchaser (whether or not shown on any Tax Return) have been paid.

3.13

Brokers.  All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Purchaser directly with Sellers without the intervention of any Person on behalf of Purchaser in such manner as to give rise to any valid claim by any Person against Sellers or the Company for a finder's fee, brokerage commission or similar payment.

ARTICLE IV
COVENANTS OF SELLERS

Sellers covenant and agree with Purchaser that, at all times from and after the date hereof until the Closing, Sellers will comply with all covenants and provisions of this Article IV, except to the extent Purchaser may otherwise consent in writing.

4.01

    Regulatory and Other Approvals.  Sellers will, and will cause the Company to, as promptly as practicable (a) take all commercially reasonable steps necessary or desirable to obtain all consents, approvals or actions of, make all filings with and give all notices to Governmental or Regulatory Authorities or any other Person required of Sellers or the Company to consummate the transactions contemplated hereby, including without limitation those disclosed in Schedules 2.05 and 2.06, (b) provide such other information and communications to such Governmental or Regulatory Authorities or other Persons as such Governmental or Regulatory Authorities or other Persons may reasonably request in connection therewith and (c) provide reasonable cooperation to Purchaser in connection with the performance of its obligations under Sections 5.01 and 5.02.  Sellers will provide prompt notification to Purchaser when any such consent, approval, action, filing or notice referred to in clause (a) above is obtained, taken, made or given, as applicable, and will advise Purchaser of any communications (and, unless precluded by Law, provide copies of any such communications that are in writing) with any Governmental or Regulatory Authority or other Person regarding any of the transactions contemplated by this Agreement; provided, that the Company and its Affiliates shall not be required to file any lawsuit or take other legal action as against any third party, make any amendment thereof or waiver any rights thereunder, or pay any amount, agree to any restriction or assume any obligation in connection therewith.

4.02

    Investigation by Purchaser.  Seller will, and will cause the Company to, (i) provide Purchaser and its representatives full access to all officers, employees, counsel, accountants, financial advisors, consultants and other representatives of the Sellers and the Company, offices, and properties containing the Books and Records of the Company as the Purchaser shall request and (ii) furnish Purchaser with certain financial and operating data and other information with respect to the business, Assets, Properties, operations, liabilities and obligations of the Company as Purchaser shall request.  Purchaser and its representatives shall have reasonable access during normal business hours to the operations, facilities, employees and representatives of Sellers and the Company as reasonably necessary to (i) verify the representations and warranties given by Sellers and/or the Company hereunder, and (ii) begin planning for an orderly transition process with respect to the transactions contemplated by this Agreement.

4.03

    Conduct of Business.  From the date of this Agreement to the Closing Date, except in connection with the transactions contemplated by this Agreement, or as otherwise consented to in writing by Purchaser (which consent shall not be unreasonable withheld, conditioned or delayed), Sellers and the Company shall (a) conduct the business, or cause the business to be conducted, in the usual and ordinary course, (b) will not, and will not permit any of their respective affiliates to, directly or indirectly, without the Purchaser's prior consent, (i) sell or otherwise dispose of any of the Assets, except in the ordinary course of business, (ii) sell or otherwise dispose of all its Assets as a whole, (iii) reorganize the Business, (iv) terminate or amend any existing material contract or enter into any new material contract relating to the Business, except in the ordinary course of business, or (v) offer, sell, pledge or otherwise transfer or dispose of any of the Membership Interests, (c) comply in all material respects with all Contracts set forth in Schedule 2.15, and (d) maintain all facilities, equipment and unpatented mining claims in accordance with past maintenance practices of the Company.  The Sellers and Purchaser understand the ordinary course of business for Nevada Eagle to consist of: exploring and acquiring new base metal and precious metal properties, filing claims on new base metal and precious metal properties and leasing out current base metal and precious metal properties, which may include negotiation, adjustment or extension of existing leases, agreements and other arrangements

4.04

    Certain Restrictions.  In addition to, and not in limitation of Sellers' covenant contained in Section 4.04 and except as otherwise consented to in writing by Purchaser, Sellers will  or will cause the Company to refrain from:

(a)

except as disclosed in Schedule 4.05, amending its articles of organization or limited liability company agreement in any material respect or taking any action with respect to any such amendment or any recapitalization, reorganization, liquidation or dissolution of the Company;

(b)

authorizing, issuing, selling or otherwise disposing of any interests in the Company, or modifying or amending any right of any holder of outstanding Interests with respect to the Company;

(c)

engaging with any Person in any merger or other business combination; or

(d)

entering into any Contract to do or engage in any of the foregoing.

Notwithstanding any provision to the contrary, nothing in this Section 4.05 shall require Sellers or the Company to revise, dishonor or delay performance of any obligation under agreements in existence prior to the date hereof.

4.5

No Solicitation.  Subject to the duties imposed by applicable Law, Sellers and the Company shall not and shall cause each of their members, managers, agents or Affiliates not to directly or indirectly solicit, initiate or encourage submission of any proposal or offer from, or discussions or negotiations with any Person concerning an Acquisition Proposal.  In the event Sellers or the Company shall receive any Acquisition Proposal, Sellers or the Company, as the case may be, shall promptly inform Purchaser of such Acquisition Proposal and shall promptly provide Purchaser with such information regarding the Acquisition Proposal as Purchaser may request.

4.6

Notification.  Between the date of this Agreement and the Closing Date, Sellers and the Company will, promptly upon becoming aware thereof, notify the Purchaser in writing of any fact or condition that causes or constitutes a breach of any of the Purchaser's representations and warranties made as of the date of this Agreement or of any default in Sellers' or the Purchaser's performance of its covenants and agreements herein.

4.7

Audited Financial Statements.  Sellers shall assist in the preparation, at Purchaser's expense, of the following:

(a)

such audited financial statements of the Company the purpose of meeting the requirements of Item 310 of Regulation SB, and to the extent required, accompanied by an unqualified opinion of independent public accountants, which audited financial statements shall comply as to form and content with all applicable requirements of Regulation SB and will be filed with the Securities and Exchange Commission (the ''SEC'') in satisfaction of Purchaser's obligations under the Exchange Act and Regulation SB;

(b)

all financial and other information, if any, necessary for Purchaser to prepare pro forma financial statements and information in accordance with the requirements of the Exchange Act and Regulation SB; and

(c)

Sellers acknowledge that such audited financial statements and opinion will be filed with the SEC and agree to provide to Purchaser any necessary consents to such filing from the public accounting firm performing such audit, without cost to Purchaser, subject only to such firm's normal internal review, which consents shall be executed and delivered to Purchaser within five business days after submission by Purchaser of a draft consent to such firm.

4.08

  Fulfillment of Conditions.  Sellers will take all commercially reasonable steps necessary to cause the conditions set forth in Article VI to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction thereof.

ARTICLE V
COVENANTS OF PURCHASER

Purchaser covenants and agrees with Sellers that, at all times from and after the date hereof until the Closing and, in the case of Section 5.05 and Section 5.06, thereafter, Purchaser will comply with all covenants and provisions of this Article V, except to the extent Sellers may otherwise consent in writing.

5.01

    Regulatory and Other Approvals.  Purchaser will as promptly as practicable: (a) take all steps, which, are commercially reasonable, necessary or desirable to obtain all consents, approvals or actions of, make all filings with and give all notices to Governmental or Regulatory Authorities, including approval of the Toronto Stock Exchange, or any other Person required of Purchaser to consummate the transactions contemplated hereby, including without limitation those disclosed in Schedules 3.03 and 3.04 hereto, (b) in Purchaser's sole discretion, provide such other information and communications to such Governmental or Regulatory Authorities or other Persons as such Governmental or Regulatory Authorities or other Persons may reasonably request in connection therewith and (c) provide reasonable cooperation to Sellers and the Company in connection with the performance of their obligations under Sections 4.01 and 4.02.  Purchaser will provide prompt notification to Sellers when any such consent, approval, action, filing or notice referred to in clause (a) above is obtained, taken, made or given, as applicable, and will advise Sellers of any communications (and, unless precluded by Law, provide copies of any such communications that are in writing) with any Governmental or Regulatory Authority or other Person regarding any of the transactions contemplated by this Agreement.

5.02

    Employee Matters.  Purchaser intends to offer employment to Gerald W. Baughman as of the Closing Date under the terms of a written employment agreement in substantially the form attached hereto as Exhibit B.

5.03

    Fulfillment of Conditions.  Purchaser will take all commercially reasonable steps necessary to cause the conditions set forth in Article VII to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction thereof.

5.04

    Notification.  Between the date of this Agreement and the Closing Date, Purchaser will, promptly upon becoming aware thereof, notify Sellers in writing of any fact or condition that causes or constitutes a breach of any of Sellers' or the Company's representations and warranties made as of the date of this Agreement or of any default in Sellers' or the Company's performance of its covenants and agreements herein.

5.05

    First Right of Repurchase of Abandon Claims.  After the Closing Dateand for a period of five (5) years, Purchaser will notify Sellers in writing of any of the Mining Properties that the Purchaser has elected to abandon and provide the Seller the first right to acquire such property and cooperate with the Seller to transfer, assign or convey such abandoned property at nominal expense.

5.06

    SEC Registration.

(a)

Registration Rights.  Purchaser shall prepare and file or cause to be prepared and filed with the Securities and Exchange Commission (''SEC'') a registration statement under the Securities Act on the appropriate form (the ''Registration Statement'') registering the resale from time to time by Sellers of the Registrable Securities, no later than the later of (i) ninety (90) days after the Closing Date or (ii) if the Purchaser grants another third-party registration rights pursuant to a financing or acquisition transaction within ninety (90) days after the Closing Date, the date in which such registration is due to be filed, but no later than one-hundred-twenty (120) days after the Closing Date (the ''Filing Date'').  The Corporation shall use its best efforts to cause the Registration Statement to be declared effective under the 1933 Act.  "Registrable Securities" means (i) all shares of the Common Shares acquired pursuant to this Agreement (including for clarity, Common Shares issuable upon conversion of the Convertible Note), (ii) any Common Shares or other securities of the Purchaser issued or issuable with respect to, or in exchange for or in replacement of the Common Shares or such additional shares upon any stock split, stock dividend, recapitalization, or similar event; provided, however, that shares of Common Shares or other securities shall only be treated as Registrable Securities for the purposes of this Section 3.3 if and so long as they have not been sold pursuant to Rule 144 under the Securities Act or pursuant to an effective Registration Statement under the Securities Act, or otherwise to or through a broker or dealer or underwriter in a public distribution or a public securities transaction.

(b)

Notice of Registration.  If at any time prior to the Filing Date Purchaser shall determine to register any of its securities, either for its own account or the account of any third party, other than a registration relating solely to employee benefit plans, the Purchaser will, to the extent the Registrable Securities have not been registered:

(i)

promptly give to the Purchaser written notice thereof; and

(ii)

subject to Section 5.06(c), include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests made within 20 days after receipt of such written notice from the Purchaser, by the Sellers.

(c)

Underwriting.  If the registration of which the Purchaser gives notice is for a registered public offering involving an underwriting, the Purchaser shall so advise the Sellers as a part of the written notice given pursuant to Section 5.06(a) or 5.06(b) hereof.  In such event the right of the Sellers to registration pursuant to this Section 5.06 shall be conditioned upon the Seller's participation in such underwriting and the inclusion of Registrable Securities in the underwriting to the extent provided herein.  The Seller proposing to distribute its securities through such underwriting shall (together with the Purchaser) enter into an underwriting agreement in customary form with the managing underwriter selected for such underwriting by the Purchaser.  Notwithstanding any other provision of this Section 5.06, if the managing underwriter determines that marketing factors require a limitation of the number of shares to be underwritten, the managing underwriter may limit the Registrable Securities and other securities to be distributed through such underwriting, for the account of the requesting Seller to 20% of the total number of shares to be distributed.  The Purchaser shall so advise the Seller distributing its securities through such underwriting of such limitations and, subject to the foregoing rights of the investors, the number of shares of Registrable Securities, if any, that may be included in the registration (and underwriting, if any).

(d)

Right to Terminate Registration.  The Purchaser shall have the right to terminate or withdraw any registration initiated by it under this Section 5.06 prior to the effectiveness of such registration whether or not the Seller has elected to include securities in such registration.  The Registration Expenses of such withdrawn registration shall be borne by the Purchaser.

(e)

In the case of each registration effected by the Purchaser pursuant to Section 5.06, Purchaser will keep the Sellers advised in writing as to the initiation of each registration and as to the completion thereof.  At its expense the Purchaser will:

(i)

Prepare and file with the SEC a registration statement with respect to such securities and use its best efforts to cause such registration statement to become and remain effective for at least twelve (12) months or, if earlier, until the distribution described in the registration statement has been completed;

(ii)

Prepare and file with the SEC during the period specified in Section 5.06 such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement; and

(iii)

Furnish to the Sellers participating in such registration and to the underwriters of the securities being registered such reasonable number of copies of the registration statement, preliminary prospectus, final prospectus and such other documents as the Sellers and such underwriters may reasonably request in order to facilitate the public offering of such securities.

5.07

    Exchange Act Reporting.  Purchaser shall use its commercially reasonable best efforts to file timely with the SEC such information as the SEC may require under either of Section 13 or Section 15(d) of the Exchange Act.  Purchaser shall use its best efforts to take all action as may be required as a condition to the availability of Rule 144 under the Securities Act (or any successor exemptive rule hereafter in effect) with respect to the Common Shares and Conversion Shares.

5.08

    Indemnification.

  In the event the Registrable Securities are included in a Registration Statement under this Agreement:

(a)

To the extent permitted by law, Purchaser will indemnify and hold harmless Sellers, any underwriter (as defined in the Securities Act) for Sellers and each person, if any, who controls Sellers or such underwriter within the meaning of the Securities Act or the Exchange Act, and the officers, directors, agents and employees of Sellers, any underwriter and each such controlling person, against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Securities Act or the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a ''Violation''):  (i) any untrue statement or alleged untrue statement of a material fact contained in such Registration Statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by Purchaser of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law; and Purchaser will pay to each of Sellers, and each such underwriter or controlling person any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 5.08(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of Purchaser (which consent shall not be unreasonably withheld), nor shall Purchaser be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished to Purchaser expressly for use in connection with such registration by any of Sellers, or an underwriter or controlling person.

(b)

To the extent permitted by law, Sellers will indemnify and hold harmless Purchaser, each of its directors, each of its officers who has signed such Registration Statement, each person, if any, who controls Purchaser within the meaning of the Securities Act, any underwriter and any controlling person of any such underwriter, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions with respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by Sellers expressly for use in connection with such registration; and Sellers will pay any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection 5.08(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 5.08(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of Sellers, which consent shall not be unreasonably withheld; provided, that, in no event shall any indemnity under this subsection 5.08(b) exceed the gross proceeds from the Registrable Securities, sold pursuant to such Registration Statement, received by Sellers.

(c)

Promptly after receipt by an indemnified party under this Section 5.08 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 5.08, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, than an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding.  The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 5.08, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 5.08.

(d)

If the indemnification provided for in this Section 5.08 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations.  The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

ARTICLE VI
CONDITIONS TO OBLIGATIONS OF PURCHASER

The obligations of Purchaser hereunder to purchase the Interests are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Purchaser in its sole discretion, it being understood that the Closing of the transaction shall be evidence of such waiver):

6.01

    Representations and Warranties.  The representations and warranties made by Sellers and the Company in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date.

6.02

    Performance.  Sellers shall have performed and complied with, in all material respects, the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Sellers at or before the Closing.

6.03

    Sellers' Certificates.  Sellers shall have delivered to Purchaser a certificate, dated the Closing Date, substantially in the form and to the effect of Exhibit C hereto.

6.04

    Other Documents.  Sellers shall have delivered such other certificates, documents and instruments as the Purchaser reasonably requests related to the transactions contemplated by this Agreement.

6.05

    Orders and Laws.  There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

6.06

    Regulatory Consents and Approvals.  All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority set forth in Schedule 3.03 and Schedule 3.04 necessary to permit Purchaser and Sellers to perform their obligations under this Agreement and to consummate the transactions contemplated hereby shall have been duly obtained, made or given and shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement, including approval of the Toronto Stock Exchange, shall have occurred.

6.07

    Third Party Consents.  The consents (or in lieu thereof waivers) listed in Schedule 6.07 shall have been obtained and shall be in full force and effect.

6.08

    Lock-up Agreement.  Sellers shall have executed and delivered to Purchaser the Lock-up Agreement, substantially in the form and to the effect of Exhibit D hereto.

6.09

    Non-Compete Agreement.  Sellers shall have executed and delivered to Purchaser the Non-Compete Agreement, substantially in the form and to the effect of Exhibit E hereto.

6.10

Employment Agreement.  Seller, Gerald W. Baughman, shall have executed and delivered to Purchaser the Employment Agreement, substantially in the form and to the effect of Exhibit B hereto.

ARTICLE VII
CONDITIONS TO OBLIGATIONS OF SELLERS

The obligations of Sellers hereunder to sell the Interests are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Sellers in their sole discretion, it being understood that the Closing of the transaction shall be evidence of such waiver):

7.01

    Representations and Warranties.  The representations and warranties made by Purchaser in this Agreement, taken as a whole, shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date.

7.02

    Performance.  Purchaser shall have performed and complied with, in all material respects (except for Section 1.02, which must be complied with in its entirety) the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Purchaser at or before the Closing.

7.03

    Orders and Laws.  There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

7.04

    Regulatory Consents and Approvals.  All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority set forth in Schedules 2.05 and 2.06 necessary to permit Sellers and Purchaser to perform their obligations under this Agreement and to consummate the transactions contemplated hereby shall have been duly obtained, made or given and shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement, including the Toronto Stock Exchange, shall have occurred.

7.05

    Third Party Consents.  The consents (or in lieu thereof waivers) listed in Schedule 7.05 shall have been obtained and shall be in full force and effect.

ARTICLE VIII
TAX MATTERS

8.01

    Income Tax Matters.

(a)

Overview.  For federal and applicable state Income Tax purposes, all taxable income, gains, losses, deductions, expenses and credits of the Company, up to and including the Closing Date, shall be allocated to Seller.  Thereafter, all taxable income, gains, losses, deductions and expenses of the Company shall be allocated to Purchaser.

(b)

Disregarded Entity.  The Company has always been, and will continue to be as of the Closing Date, a disregarded entity or a partnership for federal Income Tax purposes.

(c)   Payment of Taxes.  Sellers shall be jointly and severally liable and indemnify Purchaser and the Company for all Taxes imposed on or incurred by the Company for (i) any taxable period ending on or before the Closing Date and (ii) for any taxable period not ending on or before the Closing Date, for the portion of any Taxes attributable to the period ending on the Closing Date.

(d)   Income Tax Returns.  Sellers shall prepare and file all Tax returns and reports of the Company for periods which end on or prior to the Closing Date, which such returns and reports shall be prepared and filed timely and on a basis consistent with existing procedures for preparing such returns or reports and consistent with prior practice with respect to the treatment of specific items on the returns or reports; provided, however, that if the treatment of an item on any such return or report has not been provided by prior practice, the Sellers shall cause the Company to report such items in a manner (A) that would result in the least amount of income Tax liability to the Purchaser if the procedure or practice relates to income Taxes and (B) that would result in the least amount of Tax liability to the Company if the procedure or practice relates to any Taxes other than income Taxes.  Sellers shall provide to the Purchaser any such Tax returns prepared pursuant to the preceding sentence at least five (5) business days prior to their filing.

(e)

Records. Purchaser agrees that the Company shall retain all Income Tax and financial accounting records of the Company for periods on or before Closing for at least six (6) years after the Closing Date.

(f)

Availability of Records. Purchaser shall make available to Sellers such records as Sellers may reasonably require for the preparation of any Income Tax Return of or by the Sellers or the substantiation of any position or claim thereon in any audit or other proceeding.

8.02

    Other Tax Matters.

(a)

Overview.  ''Other Taxes'' shall mean all ad valorem, sales, use, property, production, excise, net proceeds, conservation, severance, windfall profit and all other Taxes and similar obligations assessed against the mineral assets of the Company or based upon or measured by the ownership of such assets or the production of mineral resources or the receipt of proceeds therefrom, including without limitation all interest and penalties thereon and additions to tax or additional amounts imposed by any taxing authority, other than Income Taxes.  The Closing Balance Sheet shall reflect the accrual of all Other Taxes as of the Closing Date for all taxable periods, whether such period ends prior to or includes the Closing Date in accordance with the Company's accounting practice.  Purchaser shall be responsible for the payment of all Other Taxes accrued as of or after the Closing Date.

(b)

Other Tax Return Preparation.

(i)

General.  ''Other Tax Return'' shall mean all applicable Tax Returns for Other Taxes.

(ii)

Other Tax filed by Purchaser.  Purchaser shall prepare and file all Other Tax Returns applicable to Company and its assets for any Other Tax periods which are required to be filed after the Closing Date.

8.03

    Allocation of Purchase Price.  Sellers and Purchaser agree to reflect the ''Agreed Allocation'' on all Income and Other Tax Returns, including, without limitation, IRS Form 8594 (if required to be filed), for their respective taxable periods in which the Closing occurs and agree not to take any position inconsistent therewith before any governmental agency charged with the collection of any Income or Other Taxes or in any judicial proceeding relating solely to tax reporting.

8.04     FIRPTA.  Sellers shall take all actions as may be necessary to comply with Sections 897 and 1445 of the Code and any rules, regulations and orders which may be promulgated thereunder.  In the event that Sellers fail to provide to Purchaser, at or prior to the Closing, withholding certificates pursuant to Section 1445, Purchaser shall have the right to withhold ten percent (10%) of the Purchase Price (the ''Section 1445 Withholding''), and Purchaser shall hold and dispose of the Section 1445 Withholding in accordance with the requirements of Section 1445.  The amount of the Section 1445 Withholding shall be credited against the Purchase Price otherwise due and payable hereunder by Purchaser to Sellers at the Closing and Sellers shall have no recourse against Purchaser therefor

ARTICLE IX
SURVIVAL; NO OTHER REPRESENTATIONS

9.01

    Survival of Representations and Warranties  The representations, warranties, covenants and agreements contained in Sections 2.01, 2.02, 2.03, 2.04 and 2.13 of this Agreement will survive the Closing until one year after the Closing Date, provided that Sellers' and the Company's representations and warranties contained in this Agreement relating to Taxes or Other Taxes shall survive until the end of the applicable statute of limitations with respect to taxes.  This Section shall not limit in any way the survival and enforceability of any covenant or agreement of the parties hereto which by its terms contemplates performance after the Closing Date, which shall survive for the respective periods set forth herein.

9.02

    No Other Representations.  Notwithstanding anything to the contrary contained in this Agreement, it is the explicit intent of each party hereto that neither Sellers nor anyone on their behalf, including its advisors, is making any representation or warranty whatsoever, express or implied, except those representations and warranties made by Sellers and contained in Article II.

ARTICLE X
INDEMNIFICATION

10.1

Indemnification.

(a)

Subject to this Article X, Sellers shall indemnify each of Purchaser, its Affiliates and any officers, directors, employees and agents of Purchaser or its Affiliates in respect of, and hold each of them harmless from and against, any and all Adverse Consequences suffered, incurred or sustained by it or to which it becomes subject, resulting from (i)  subject to section 9.01, (A) any breach of representation or warranty by Sellers in this Agreement or (B) nonfulfillment of or failure to perform any covenant or agreement of Sellers in this Agreement and (ii) any and all Adverse Consequences suffered, incurred or sustained by any of them or of or relating to the Purchaser.

(b)

Subject to Article X and except for matters to be indemnified by Sellers under Section 10.01(a), Purchaser shall indemnify Sellers and its members, managers, officers, employees and agents in respect of, and hold each of them harmless from and against, (i) any and all Adverse Consequences suffered, incurred or sustained by any of them or of or relating to the Company, including, without limitation, all Adverse Consequences arising out of or relating to any Environmental Law and resulting from or arising out of the operation of the business of the Company after the Closing, (ii) any and all Adverse Consequences suffered, incurred or sustained by them, or to which they become subject, resulting from, arising out of or relating to any breach of representation or warranty or nonfulfillment or breach of or failure to perform any covenant or agreement on the part of Purchaser contained in this Agreement, and (iii) any and all Adverse Consequences to Sellers relating to Taxes resulting from or arising out of the operation of the business of the Company after the Closing.

(c)

Notwithstanding anything to the contrary contained in this Agreement, no amounts of indemnity shall be payable as a result of any claim in respect of any and all Adverse Consequences arising under Section 10.01(a), with respect to claims made pursuant to Section 10.01(a)(iii) and (iv), unless such claim involves Adverse Consequences in excess of $50,000; in which case Sellers shall be obligated to indemnify Purchaser for the aggregate amount of all Adverse Consequences relating to such claim.

ARTICLE XI
TERMINATION

11.01

Termination.  This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Closing:

(a)

by mutual written agreement of Sellers and Purchaser;

(b)

by Sellers or Purchaser, in the event that any Order or Law becomes effective, and is non-appealable, restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement, upon notification of the non-terminating party by the terminating party;

(c)

by Sellers if there shall have been a material breach of any of the representations, warranties, covenants or other agreements of Purchaser contained in this Agreement, which breach either (i) is not cured with fifteen (15) days following written notice by the terminating party to the party committing such breach, or (ii) by its nature, cannot be cured prior to September 15, 2007;

(d)

by Purchaser, if there shall have been a material breach of any of the representations, warranties, covenants or other agreements of Sellers or the Company contained in this Agreement, which breach either (i) is not cured within fifteen (15) days following written notice by the Purchaser to Sellers or the Company, or (ii) by its nature, cannot be cured prior to September 15, 2007;

(e)

by Sellers or Purchaser, at any time after September 15, 2007, upon notification of the non-terminating party by the terminating party if the Closing shall not have occurred on or before such date and such failure to consummate is not caused by an intentional or knowing breach of this Agreement by the terminating party.

11.02

Effect of Termination.  If this Agreement is validly terminated pursuant to Section 11.01, this Agreement will forthwith become null and void, and there will be no liability or obligation on the part of Sellers or Purchaser (or its officers, directors, employees, agents or other representatives or Affiliates), except (i) that the provisions with respect to expenses in Section 13.03 and confidentiality in Section 13.05 will continue to apply following any such termination, and (ii) that nothing contained herein shall relieve any party hereto from liability for willful breach of its representations, warranties, covenants or agreements contained in this Agreement.

ARTICLE XII
DEFINITIONS

12.01

Definitions.  (a)  Defined Terms.  As used in this Agreement, the following defined terms have the meanings indicated below:

''Acquisition Proposal'' means any proposal for a merger or other business combination to which the Company is a party or the direct or indirect acquisition of any material equity interest in, or a substantial portion of the assets of, the Company, other than the transactions contemplated by this Agreement.

''Actions or Proceedings'' means any action, suit, proceeding, claims, demands, complaints, arbitration or Governmental or Regulatory Authority investigation.

''Adverse Consequences'' means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, deficiencies, costs, liabilities, obligations, taxes, liens, losses, expenses, and fees, including, without limitation, court costs, interest and reasonable fees of attorneys, accountants and other experts or other reasonable expenses of litigation or other proceedings or of any claim, default or assessment after giving effect to any related tax benefits or detriments and insurance proceeds.

''Affiliate'' means any Person that directly, or indirectly through one of more intermediaries, controls or is controlled by or is under common control with the Person specified.  For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise.

''Agreed Allocation'' has the meaning ascribed to it in Section 8.03.

''Agreement'' means this Membership Interest Purchase Agreement, the schedules hereto and the certificates delivered in accordance herewith, as the same shall be amended from time to time.

''Assets and Properties'' of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person, including, but not limited to, the Mining Properties.

''Benefits Plan'' means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workmen's compensation or other insurance, severance, separation or other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral, including, but not limited to, any ''employee benefit plan'' within the meaning of Section 3(3) of ERISA.

''Books and Records'' means all files, documents, instruments, papers, books and records relating to the Business or Condition of the Company, including without limitation financial statements, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, Contracts, licenses, customer lists, computer files and programs, retrieval programs, operating data and plans and environmental studies and plans.

''Business Day'' means a day other than Saturday, Sunday or any federal holiday.

''Business or Condition of the Company'' means the business, financial condition or results of operations of the Company.

''CERCLA'' means the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, and the rules and regulations promulgated thereunder.

''Closing'' means the closing of the transactions contemplated by Section 1.03.

''Closing Date'' means (a) the fifth Business Day after the day on which the last of the consents, approvals, actions, filings, notices or waiting periods described in or related to the filings described in Sections 6.04 through 6.06 and Sections 7.04 through 7.06 has been obtained, made or given or has expired, as applicable, but not later than September 15, 2007, or (b) such other date as Purchaser and Sellers mutually agree upon in writing.

''Closing Date Balance Sheet'' has the meaning ascribed to it in Section 2.09(d).

''Closing Prepaid Statement'' has the meaning ascribed to it in Section 1.05(a)

''Code'' means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

''Company'' has the meaning ascribed to it in the Recitals.

''Company Disclosure Schedule'' shall mean the disclosure schedules delivered in connection herewith, as amended or supplemented from time to time.

''Contract'' means any agreement, lease, license, evidence of Indebtedness, mortgage, indenture, security agreement or other contract.

''Environmental Law'' means any Laws (including without limitation CERCLA; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901; the Clean Air Act, 42 U.S.C. § 7401; the Clean Water Act, 33 U.S.C. §§ 1251, et seq.; SMCRA; the Safe Drinking Water Act, 42 U.S.C. §§ 300f, et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601, et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. §§ 1801, et seq.; the National Environmental Policy Act, 42 U.S.C. §§ 4321, et seq.; the Mine Safety and Health Act, 30 U.S.C. §§ 801, et seq.; the Endangered Species Acts, 16 U.S.C. § 1531, et seq.; the National Historic Preservation Act, 16 U.S.C. § 461, et seq.; and the Occupational Safety and Health Act, 29 U.S.C. §§ 651, et seq.), each as amended or reauthorized, and any state law counterparts, including without limitation any notice or demand letter issued, entered, promulgated or approved by any Governmental Authority, now or later in effect, relating to the generation, production, installation, use, storage, treatment, handling, distribution, transportation, release, threatened release, recycling or disposal of Hazardous Materials, noise control, reclamation, or the protection of human health and safety, natural resources or the environment.

''ERISA'' means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

''Financial Statements'' means the financial statements of the Company delivered to Purchaser pursuant to Section 4.07.

''Fixed Assets'' means all buildings, structures, improvements, equipment, machinery, motor vehicles, furniture, fixtures, computer hardware or software.

''GAAP'' means generally accepted accounting principles, consistently applied throughout the specified period and in the immediately prior comparable period.

''Governmental or Regulatory Authority'' means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States or any state, county, city or other political subdivision.

''Hazardous Materials'' means any wastes, substances, radiation or materials (whether solids, liquids or gases) which are defined as ''pollutants,'' ''contaminants,'' ''hazardous materials,'' ''hazardous wastes,'' ''hazardous substances,'' ''toxic substances,'' ''radioactive materials,'' ''solid wastes'' or other similar designations in, or otherwise subject to regulation under, any Environmental Laws including those which contain polychlorinated biphenyls (PCBs), asbestos and asbestos-containing materials, lead-based paints, ureaformaldehyde foam insulation, and petroleum or petroleum products including crude oil or any fraction thereof.

''Income Taxes'' means any federal, state, local, or foreign income Tax, including any interest, penalty, or addition thereto, whether disputed or not.

''Income Tax Return'' means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto.

''Indebtedness'' of any Person means all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (iv) under capital leases and (v) in the nature of guarantees of the obligations described in clauses (i) through (iv) above of any other Person.

''Indemnified Party'' means any Person claiming indemnification under any provision of Article X.

''Indemnifying Party'' means any Person against whom a claim for indemnification is being asserted under any provision of Article X.

''Independent Accountant'' means Ernst & Young LLP.

''Interests'' has the meaning ascribed to it in the Recitals.

''Knowledge of Sellers and the Company'' means the actual knowledge, after due inquiry, of Gerald W. Baughman.

''Laws'' means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

''Liabilities'' means all Indebtedness, obligations and other liabilities of a Person (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due).

''Licenses'' means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted or issued by any Governmental or Regulatory Authority.

''Liens'' means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing.

''Order'' means any writ, judgment, decree, injunction or other order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

''Other Taxes''  has the meaning ascribed to it in Section 8.02(a).

''Other Tax Return'' has the meaning ascribed to it in Section 8.02(b)(i).

''Permitted Lien'' means (i) any Lien for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) any statutory Lien arising in the ordinary course of business by operation of Law with respect to a Liability that is not yet due or delinquent (iii) any minor imperfection of title or similar Lien which individually or in the aggregate with other such Liens could not reasonably be expected to materially adversely affect the Business and royalties disclosed as of the Closing Date.

''Person'' means any natural person, corporation, limited liability company, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

''Personal Property'' means the property interests disclosed in Schedule 2.14.

''Purchase Price'' has the meaning ascribed to it in Section 1.02.

''Purchaser'' has the meaning ascribed to it in the recitals to this Agreement.

''Real Property'' means the property interests disclosed in Schedule 2.13(a).

''Release'' means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including, without limitation, the movement of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes through ambient air, soil, surface water, ground water wetlands, land or subsurface strata.

''SEC'' means the United States Securities and Exchange Commission.

''Seller'' has the meaning ascribed to it in the recitals to this Agreement.

''SMCRA'' means the Surface Mining Control and Reclamation Act, as amended, 30 U.S.C. § 1201, et seq., any rule or regulation promulgated thereunder, and any similar state law or regulation.

''Tax Returns'' means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

''Taxes'' means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

ARTICLE XIII
MISCELLANEOUS

13.01

Notices.  All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or sent by nationally recognized overnight courier for next Business Day delivery to the parties at the following addresses or facsimile numbers:

If to Purchaser, to:

Gryphon Gold Corporation
810-1130 West Pender Street
Vancouver, British Columbia
Canada V6E 2A4

Facsimile No.:  604-608-3262

Attn: Tony Ker

with a copy to:

Dorsey & Whitney LLP
370 17th Street, Suite 4700
Denver, CO  80202
Facsimile No.:  303-629-3445
Attn:  Kenneth Sam

If to Sellers, to:

Gerald W. Baughman
Fabiola Baughman

2590 Whistler Ridge Drive

Reno, NV  89511

Facsimile No.:775-853-1914

with a copy to:

Thomas P. Erwin

1 East Liberty Street Suite 424

Reno, Nevada 89501 USA

Facsimile No.: 775-786-1180

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, and (iii) if delivered by overnight courier in the manner described above to the address as provided in this Section, be deemed given upon receipt.  Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

13.02

Entire Agreement.  This Agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof, including without limitation that certain Exclusivity Agreement between the parties dated May 10, 2007, and contains the sole and entire agreement between the parties hereto with respect to the subject matter hereof.

13.03

Expenses.  Except as otherwise expressly provided in this Agreement (including without limitation as provided in Section 11.02), whether or not the transactions contemplated hereby are consummated, each party will pay its own costs and expenses incurred in connection with the negotiation, execution and closing of this Agreement and the transactions contemplated hereby.

13.04

Public Announcements.  At all times at or before the Closing, except as may be required by Law or SEC regulation, Sellers and Purchaser will not issue or make any reports, statements or releases to the public or generally to the employees, customers, suppliers or other Persons to whom the Company sells goods or provides services or with whom the Company otherwise has significant business relationships with respect to this Agreement or the transactions contemplated hereby without the consent of the other, which consent shall not be unreasonably withheld.  If any party is unable to obtain the approval of its public report, statement or release from the other party and such report, statement or release is, in the opinion of legal counsel to such party, required by Law in order to discharge such party's disclosure obligations, then such party may make or issue the legally required report, statement or release and promptly furnish the other party with a copy thereof.  Sellers and Purchaser will also obtain the other party's prior approval, which approval shall not be unreasonably withheld, of any press release to be issued immediately following the Closing announcing the consummation of the transactions contemplated by this Agreement.

13.05

Confidentiality.  Each party hereto will hold, and will use its best efforts to cause its Affiliates, and in the case of Purchaser, any Person who has provided, or who is considering providing, financing to Purchaser to finance all or any portion of the Purchase Price, and their respective representatives to hold, in strict confidence any confidential information from any Person (other than any such Affiliate, Person who has provided, or who is considering providing, financing or representative), unless (i) compelled to disclose by judicial or administrative process (including without limitation in connection with obtaining the necessary approvals of this Agreement and the transactions contemplated hereby of Governmental or Regulatory Authorities) or by other requirements of Law or (ii) disclosed in an Action or Proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder, all documents and information concerning the other party or any of its Affiliates furnished to it by the other party or such other party's representatives in connection with this Agreement or the transactions contemplated hereby, except to the extent that such documents or information can be shown to have been (a) previously known by the party receiving such documents or information, (b) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving party or (c) later acquired by the receiving party from another source if the receiving party is not aware that such source is under an obligation to another party hereto to keep such documents and information confidential; provided that following the Closing the foregoing restrictions will not apply to Purchaser's use of documents and information concerning the Company and furnished by Sellers hereunder.  In the event the transactions contemplated hereby are not consummated, upon the request of the other party, each party hereto will, and will cause its Affiliates, any Person who has provided, or who is providing, financing to such party and their respective representatives to, promptly (and in no event later than five (5) Business Days after such request) redeliver or cause to be redelivered all copies of confidential documents and information furnished by the other party in connection with this Agreement or the transactions contemplated hereby and destroy or cause to be destroyed all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon prepared by the party which furnished such documents and information or its representatives.

13.06

Construction.  Words importing the singular shall include the plural and vice versa, and words importing a gender shall include other genders.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine or neuter form.  The words ''include,'' ''includes'' and ''including'' shall be deemed to be followed by the phrase ''without limitation.'' The headings contained in this Agreement are inserted for convenience only and shall not constitute a part hereof or affect any interpretation hereof.  All references herein to Articles, Sections, (other than references to Sections of the Code or any other statute) and subsections shall be deemed to be references to Articles, Sections and subsections of this Agreement unless the context shall otherwise require.  References in this Agreement to any Article shall include all Sections, subsections, paragraphs in such Article; references in this Agreement to any Section shall include all subsections and paragraphs in such Section; and references in this Agreement to any subsection shall include all paragraphs in such subsection.  The exhibits and attachments to the Schedules form an integral part of the Schedules and are incorporated by reference for all purposes as if set forth fully therein.  Unless the context shall otherwise require or provide, any reference to any agreement or other instrument or statute, regulation or other Law is to such agreement, instrument, statute, regulation or other Law as amended and supplemented from time to time (and, in the case of a statute, regulation or other Law, to any successor provision); provided, however, that no representation or warranty herein shall be deemed to have been breached because of the adoption of any new statute, regulation or other Law, any amendment of or change in any statute, regulation or other Law or any change in interpretation of any statute, regulation or other Law, in any event, issued or otherwise occurring subsequent to the date hereof.  This Agreement shall be construed in accordance with its fair meaning and shall not be construed strictly against either party, without regard to which party drafted this Agreement.

13.07

Waiver.  Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition.  No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.  All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

13.08

Amendment.  This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

13.09

No Third Party Beneficiary.  Except as otherwise expressly provided hereunder, the terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person except those delegated as beneficiaries of Gerald and Fabiola Baughman's family trust.

13.10

No Assignment; Binding Effect.  Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto (except to the beneficiaries of Gerald and Fabiola Baughman's family trust or other estate planning trust or entity) without the prior written consent of the other party hereto and any attempt to do so will be void; provided, however, Purchaser may complete the purchase of the interest through a wholly-owned subsidiary.  Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and permitted assigns.

13.11

Further Assurances.  Subject to the terms and conditions of this Agreement each of the parties hereto shall execute and deliver such other documents and instruments, provide such materials and information and take such other actions as may reasonably be necessary, proper or advisable, to the extent permitted by Law, to fulfill its obligations under this Agreement.

13.12

Headings.  The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

13.13

Invalid Provisions.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

13.14

Jurisdiction and Venue and Governing Law.  THIS AGREEMENT MAY BE ENFORCED IN ANY FEDERAL COURT OR STATE COURT SITTING IN NEVADA, AND EACH PARTY CONSENTS TO THE JURISDICTION AND VENUE OF ANY SUCH COURT AND WAIVES ANY ARGUMENT THAT VENUE IN SUCH FORUM IS NOT CONVENIENT.  IF ANY PARTY COMMENCES ANY ACTION UNDER ANY TORT OR CONTRACT THEORY ARISING DIRECTLY OR INDIRECTLY FROM THE RELATIONSHIP CREATED BY THIS AGREEMENT IN ANOTHER JURISDICTION OR VENUE, ANY OTHER PARTY TO THIS AGREEMENT SHALL HAVE THE OPTION OF TRANSFERRING THE CASE TO THE ABOVE-DESCRIBED VENUE OR JURISDICTION OR, IF SUCH TRANSFER CANNOT BE ACCOMPLISHED, TO HAVE SUCH CASE DISMISSED WITHOUT PREJUDICE.

ALL MATTERS RELATING TO THE INTERPRETATION, CONSTRUCTION, VALIDITY AND ENFORCEMENT OF THIS AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEVADA, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW PROVISIONS THEREOF.

13.15

Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each party hereto as of the date first above written.

________________________________
Gerald W. Baughman

________________________________
Fabiola Baughman

NEVADA EAGLE RESOURCES LLC

By: ____________________________
Name:
Title:

GRYPHON GOLD CORPORATION

By: ____________________________
Name:
Title: